UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2006

OLD NATIONAL BANCORP
(Exact name of Registrant as specified in its charter)
Indiana (State or other jurisdiction of incorporation)	001-15817 (Commission File Number)	35-1539838 (IRS Employer Identification No.)

One Main Street
Evansville, Indiana 47708
(Address of Principal Executive Offices, including Zip Code)

(812) 464-1294
(Registrant's Telephone Number, Including Area Code)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR2 40.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 27, 2006, the Board of Directors (the "Board") of Old National Bancorp (the "Company") approved an amendment to the Company's Articles of Incorporation (which is to be submitted to the Company's shareholders for their consideration and approval at the 2007 annual meeting) a proposal to remove the staggered terms of the Company's board of directors and provide for the annual election of directors.

On July 27, 2006, the Board also amended Section 13 of Article V of the Company's By-laws, effective immediately, to increase the mandatory retirement age for directors of the Company from 70 to 72. Pursuant to revised Section 13 of Article V of the Company's By-laws, a director of the Company shall not qualify to serve as such effective as of the end of the term during which he becomes 72 years of age.

A copy of the Company's By-laws, as amended, is filed as Exhibit 3.1 hereto.

Item 8.01 Other Events.

On July 31, 2006, the Company issued a press release announcing that the Board enhanced the Company's Corporate Governance Guidelines ("Guidelines") by implementing a majority vote standard for director elections. Pursuant to the revised Guidelines, any director nominee who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election shall tender his or her resignation to the Chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will then make a recommendation to the Board as to whether to accept such director's resignation. Such director is not permitted to participate in the Committee's recommendation or the Board's decision regarding such resignation.

A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description of Exhibit
3.1	By-laws of Old National Bancorp, amended as of July 27, 2006.
99.1	Press Release issued by Old National Bancorp on July 31, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Old National Bancorp
(Registrant)

Date: July 31, 2006

OLD NATIONAL BANCORP

By: /s/ Jeffrey L, Knight
Jeffrey L. Knight
Executive Vice President, Corporate Secretary and Chief Legal Counsel